Exhibit 10.16

FLEETWOOD ENTERPRISES, INC.
ELDEN L. SMITH STOCK OPTION PLAN AND AGREEMENT

THIS STOCK OPTION PLAN AND AGREEMENT (this “Agreement”) is made effective as of March 8, 2005 (the “Grant Date”), by and between FLEETWOOD ENTERPRISES, INC., a Delaware corporation (the “Company”), and Elden L. Smith (“Optionee”).

A.  The Company and Optionee have entered into that certain Employment Agreement dated as of [the Grant Date] pertaining to Optionee’s appointment to the office of President and Chief Executive Officer (the “Employment Agreement”).

B.  As a part of Optionee’s appointment, and effective on the Grant Date, the Company has granted to Optionee a nonstatutory stock option (the “Option”) to purchase shares of the common stock of the Company (the “Common Stock”) on the terms and conditions set forth herein. This Agreement memorializes the terms and conditions upon which the board of directors of the Company (the “Board”) granted the Option to Optionee.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.  Grant of Option.  Optionee may, at Optionee’s election and upon the terms and conditions set forth herein, purchase all or any part of an aggregate of 79,000 shares of Common Stock (the “Optioned Shares”) at the price per share equal to $8.91 (the “Option Price”). The Option Price equals the closing price of the Common Stock on the Grant Date.

2.  Vesting Schedule.  The Option shall vest and become exercisable according to the following vesting schedule:

Stock Options granted by this Agreement shall, as provided in more detail in the Plan, be exercisable as follows:

A.                                   One-third of the options granted hereby shall become exercisable twelve months from the date hereof; one-third of the options granted hereby shall become exercisable twenty-four months from the date hereof; and one-third of the options granted hereby shall become exercisable thirty-six months from the date hereof, in each case assuming that Optionee has been continuously employed by the Company, a subsidiary or affiliate during such periods.  Fractional options will not be granted.  If the total number of options granted hereby is not divisible evenly by three, options exercisable after the first twelve months hereof, and after the second twelve months hereof, if necessary, shall be increased by one, respectively, so that options covering the three periods equal the total number of options granted hereby.

B.                                     Once exercisable, Options generally expire if not exercised upon the earlier to occur of (i) the periods specified in Section 5 of this Plan, or (ii) ten years after the date of grant of such Option.  For this Option Grant, however, the Plan is modified as described on Annex A delivered to you with this Agreement.

3.  Exercise of Option.

(a)          Extent of Exercise.  The Option may be exercised at the time or after installments vest as specified in Section 2 to this Agreement with respect to all or part of the Optioned Shares covered by such vested installments, subject to the further restrictions contained in this Agreement. In the event that Optionee exercises the Option for less than the full number of Optioned Shares included within a vested installment, Optionee shall be entitled to exercise the Option (in one or more subsequent increments) for the balance of the Optioned Shares included in said vested installment; provided, however, that in no event shall Optionee be entitled to exercise the Option for fractional shares of Common Stock or for a number of shares exceeding the maximum number of Optioned Shares.

(b)         Procedure.  The Option shall be deemed to be exercised when the Secretary of the Company receives written notice of exercise from or on behalf of Optionee, together with payment of the applicable Option Price and any amounts required under Section 3(c). The Option Price shall be payable upon exercise in (i) legal tender of the United States; or (ii) such other consideration as the Company may deem acceptable in any particular instance; provided, however, that the Company may, in its discretion and to the extent permitted by applicable law, including Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), allow exercise of the Option in a broker-assisted or similar transaction in which the Option Price and any amounts required under Section 3(c) are not received by the Company until promptly after exercise.

(c)          Withholding Taxes.  Whenever shares of Common Stock are to be issued upon exercise of the Option, the Company shall have the right to require Optionee to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to such issuance. The Company may, in its discretion, allow satisfaction of tax withholding requirements by accepting delivery of Common Stock.

4.              Term of Option.  Unless earlier terminated as provided in Section 5, the Option shall automatically expire and terminate, and thereby become unexercisable, on the tenth (10th) anniversary of the Grant Date.

5.              Effect of Termination.

(a)  Termination for Cause.  In the event of termination of Optionee’s employment for Cause, this Option, whether vested or unvested, shall terminate and expire as of the date of termination. For purposes hereof, “Cause” shall be as defined in the Employment Agreement.

(b)  Death.  In the event of the death of Optionee during the term of the Option, Options will expire and become unexercisable as of the earlier of (A) the date the options expire in accordance with their terms or (B) one year after the date of death, and the vesting of all or any portion of any options that had not become exercisable on or prior to the date of death will be accelerated.  In the event of the death of Optionee while he is an employee of the Company or within the period after termination of such status during which he is permitted to exercise the Option, the Option may be exercised by any person or persons designated by Optionee on a beneficiary designation form adopted by the Company for such purpose or, if there is no effective beneficiary designation form on file with the Company, by the executors or administrators of Optionee’s estate or by any person or persons who shall have acquired the Option directly from Optionee by his will or the applicable laws of descent and distribution.

(c)  Disability.  In the event of Disability of Optionee during the term of the Option, Options will expire and become unexercisable as of the earlier of (A) the date the Options expire in accordance with their terms or (B) one year after the date of termination and the vesting of all or any portion of any Options that had not become exercisable on or prior to the date of retirement will continue on the same schedule as before without acceleration.  For purposes hereof, “Disability” shall be as defined in Optionee’s Employment Agreement.(d)  Normal Retirement.  In the event of the normal retirement of Optionee, during the term of the Option, Options will expire and become unexercisable as of the earlier of (A) the date the Options expire in accordance with their terms or (B) three years after the date of retirement, and the vesting of all or any portion of any Options that had not become exercisable on or prior to the date of retirement will be accelerated.  “Normal Retirement” means the Optionee’s employment with the Company has terminated and the Optionee has reached age 65.

(e)  Early Retiremen.t Upon Early Retirement (defined below), Options will expire and become unexercisable as of the earlier of (A) the date the Options expire in accordance with their terms or (B) two years after the date of retirement, and the vesting of all or any portion of any Options that had not become exercisable on or prior to the date of retirement will continue on the same schedule as before without acceleration.  “Early Retirement” means the Optionee’s employment with the Company has terminated and the Optionee has reached age 55 and either (a) the Optionee’s age plus years of service equals at least 70 if the Optionee has had no break in employment or (b) the Optionee’s age plus years of service equals at least 75 if the Optionee has had a break in service.

(f)  Other Terminations.  In the event of all other terminations of employment, Options will expire and become unexercisable as of the earlier of (A) the date the Options expire in accordance with their terms or (B) 90 days after the date of termination, and all Options that are unvested at the date of termination will be terminated and forfeited..

6.  Anti-Dilution Adjustments.  If the outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, upon authorization of the Board or the Compensation Committee of the Board (the “Committee”), an appropriate and proportionate adjustment shall be made in the number or kind of Optioned Shares and the Option Price; provided, however, that no such adjustment need be made if, upon the advice of counsel, the Board or the Committee determines that such adjustment may result in the receipt of federally taxable income to Optionee, to holders of other derivative securities of the Company or holders of Common Stock or other classes of the Company’s securities.

7.  Change in Control.

(a)  Effect of Change in Control.  As of the effective time and date of any Change in Control, this Option (whether or not vested) will automatically terminate unless: (i) provision is made in writing in connection with such transaction for the continuance and assumption of this Option, or for the substitution for such new awards covering the securities of a successor entity or an affiliate thereof, with appropriate adjustments as to the number and kind of securities and exercise prices or other measurement criteria, in which event this Option will continue or be replaced, as the case may be, in the manner and under the terms so provided; or (ii) the Board otherwise provides in writing for such adjustments as it deems appropriate in the terms and conditions of this Option (whether or not vested), including, without limitation, (A) accelerating the vesting of this Option, and/or (B) providing for the cancellation of this Option and its automatic conversion into the right to receive the securities, cash or other consideration that a holder of the shares underlying this Option would have been entitled to receive upon consummation of such Change in Control had such shares been issued and outstanding immediately prior to the effective date and time of the Change in Control (net of the appropriate option exercise prices). If, pursuant to the foregoing provisions of this Section 7(a), this Option terminates by reason of the occurrence of a Change in Control without provision for any of the action(s) described in clause (i) or (ii) hereof, then subject to Section 4 of this Agreement, the Optionee will have the right, at such time prior to the consummation of the Change in Control as the Board designates, to exercise or receive the full benefit of this Option to the full extent not theretofore exercised, including any installments which have not yet become vested.

(b)  Definition of Change in Control.  A “Change in Control” shall be as defined in the Employment Agreement.

8.  Delivery of Certificates.  As soon as practicable after any proper exercise of the Option in accordance with the provisions of this Agreement, the Company shall deliver to Optionee at the main office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates representing such shares of Common Stock to which Optionee is entitled upon exercise of the Option.

9.  No Rights in Shares Before Issuance and Delivery.  Neither Optionee, his estate nor his transferees by will or the laws of descent and distribution shall be, or have any rights or privileges of, a stockholder of the Company with respect to any shares issuable upon exercise of the Option, unless and until certificates representing such shares shall have been issued and delivered. No adjustment will be made for a dividend or their rights where the record date is prior to the date such stock certificates are issued.

10.  Nonassignability.  The Option is not assignable or transferable by Optionee except by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order, or, in the discretion of the Company and under circumstances that would not adversely affect the interests of the Company, pursuant to a transfer for estate planning purposes or pursuant to a nominal transfer that does not result in a change in beneficial ownership. The transfer by a Participant to a trust created by the Participant for the benefit of the Participant or the Participant’s family which is revocable at any and all times during the Participant’s lifetime by the Participant and as to which the Participant is the sole acting Trustee during his or her lifetime, will ordinarily not be deemed to be a transfer for purposes of the Plan. Any permitted transfer of the Option shall not prevent or otherwise modify termination of the Option and its vesting following Optionee’s termination of employment (as provided in Section 5 above) or in connection with a Change in Control (as provided in Section 7 above).   During the lifetime of Optionee, the Option shall be exercisable only by Optionee (or Optionee’s permitted transferee(s)) or his or their guardian or legal representative.

11.  Certain Representations and Warranties.   Optionee expressly acknowledges, represents and agrees as follows:

(a)  If Optionee proposes to transfer all or any part of the Option or the Optioned Shares or uses Common Stock of the Company to pay the Option Price, Optionee has been advised to consult with a competent tax advisor regarding the applicable tax consequences prior to making such transfer or utilizing such Common Stock to exercise the Option;

(b)  Optionee has been advised to consult with a competent federal securities law advisor as to the reporting obligations and potential liability for profits under Section 16 of the Exchange Act with respect to the granting, exercise and transfer of the Option; and

(c)  Optionee hereby represents, warrants, acknowledges and covenants to the Company that Optionee is, and upon exercise of the Option will be, acquiring the Option and the Optioned Shares for his own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Optionee does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to the Option or any of the Optioned Shares.

12.  No Employment Rights or Obligations.   This Agreement does not confer upon Optionee any right to continue as an employee of the Company or one of its subsidiaries, nor does it limit in any way the right of the Company or a subsidiary to terminate Optionee’s services to the Company or the subsidiary at any time, with or without cause. Unless otherwise set forth in a written agreement binding upon the Company or the subsidiary, Optionee’s employment by the Company or a subsidiary is “at will.” Any questions as to whether and when there has been a termination of Optionee’s employment, the reason (if any) for such termination, and/or the consequences thereof under the terms of this Agreement, shall be determined by the Board in its sole discretion, and the Board’s determination thereof shall be final, binding and conclusive.

13.  Governing Law.   This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice or laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

14.  Agreement Binding on Successors.   The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assigns of Optionee.

15.  Necessary Acts.  Optionee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

16.  Restrictions Under Applicable Laws and Regulations.

(a)  Government Approvals.  If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Optioned Shares upon any securities exchange or interdealer quotation system or under any federal, state or foreign law, or the consent or approval of any government or regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of this Option or the issuance of the Optioned Shares, this Option may not be exercised as a whole or in part unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company. During the term of this Option, the Company will use its reasonable efforts to seek to obtain from the appropriate governmental and regulatory agencies any requisite qualifications, consents, approvals or authorizations in order to issue the Optioned Shares. The inability of the Company to obtain any such qualifications, consents, approvals or authorizations will relieve the Company of any liability in respect of the nonissuance or sale of the Optioned Shares.

(b)  No Registration Obligation; Recipient Representations.  The Company will be under no obligation to register or qualify the issuance of the Option or the Optioned Shares under the Securities Act or applicable state securities laws. Unless the issuance of the Optioned Shares has been registered under the Securities Act, and qualified or registered under applicable state securities laws, the Company shall be under no obligation to issue the Optioned Shares unless they may be issued pursuant to applicable exemptions from such registration or qualification requirements. In connection with any such exempt issuance, the Company may require Optionee to provide a written representation and undertaking to the Company, satisfactory in form and scope to the Company, that the Optionee is acquiring the Optioned Shares for his own account as an investment and not with a view to, or for sale in connection with, the distribution of the Optioned Shares, and that he will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act, and other applicable law, and that if the Optioned Shares are issued without registration, a legend to this effect (together with any other legends deemed appropriate by the Company) may be endorsed upon the Optioned Shares, and to the effect of any additional representations that are appropriate in light of applicable securities laws and rules. The Company may also order its transfer agent to stop transfers of such shares. The Company may also require the Optionee to provide the Company such information and other documents as the Company may request in order to satisfy the Company as to the investment sophistication and experience of the Optionee and as to any other conditions for compliance with any such exemptions from registration or qualification.

17.  Lock-Up Agreements.  The Optionee agrees as a condition to receipt of the Option that, in connection with any public offering by the Company of its equity securities and upon the request of the Company and the principal underwriter (if any) in such public offering, any Optioned Shares acquired or that may be acquired upon exercise or vesting of this Option may not be sold, offered for sale, encumbered, or otherwise disposed of or subjected to any transaction that will involve any sales of securities of the Company, without the prior written consent of the Company or such underwriter, as the case may be, for a period of not more than 365 days after the effective date of the registration statement for such public offering. The Optionee will, if requested by the Company or the principal underwriter, enter into a separate agreement to the effect of this Section 17.

18.  Interpretation.  Headings herein are for convenience of reference only, do not constitute a part of the Agreement, and will not affect the meaning or interpretation of the Agreement. References herein to Sections are references to the referenced Section hereof, unless otherwise specified.

19.  Severability.  Should any provision of this Agreement be held to be unenforceable or invalid for any reason, the remaining portions or provisions of this Agreement shall be unaffected by such holding.

20.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement effective as of the Grant Date.

FLEETWOOD ENTERPRISES, INC.,		OPTIONEE
a Delaware corporation

By:	/s/ Leonard J. McGill	/s/ Elden L. Smith
	Leonard J. McGill	Elden L. Smith
Sr. Vice President and General Counsel